Exhibit 99.1

NEWS RELEASE for October 31, 2005
Contact: Eric Friedman, CFO
         Integrated BioPharma, Inc.
         888 319 6962
         e.friedman@chemintl.com


                       Integrated BioPharma Reports Record
                    Quarterly Operating Revenues and Earnings


Hillside, N.J., October 31, 2005--Integrated BioPharma, Inc. (AMEX:INB) announced its financial results for the first quarter ended September 30, 2005.

First quarter revenues increased approximately 142% to $14,787,107 from $6,116,036 for the same period a year ago. Exclusive of the Paxis subsidiary, the gross profit percentage increased to approximately 44% for the quarter ended September 30, 2005 from 24% for the same quarter of last year. The Company's pretax operating income was $1,983,700 for the first quarter of 2005 as compared to an operating loss of $(1,786,412) for the prior period.

Total net income for the quarter was $1,206,059 or $0.09 per share on 13,846,541 fully diluted shares outstanding compared to a loss of $(2,458,119) or $(0.20) per share on 12,552,698 shares outstanding for the comparable quarter of last year. Included in the first quarter of 2005 and 2004 was a cash dividend of $123,507 to preferred stockholders and a $583,000 non-cash deemed preferred stock dividend.

"We are very pleased with the continuing development of our nutraceutical business, which is now reflecting itself in increased sales and profits for the Company. We plan to continue our strong support of this business as we implement the next stages of our diversification into the Biotechnology area with particular emphasis on our proprietary vaccine platform," said Integrated BioPharma Chairman and CEO E. Gerald Kay.

Financial Results for the quarter ended September 30, 2005:


                                                                        For the Three Months Ended
                                                               September 30, 2005      September 30, 2004
                                                                ----------------        --------------

Total Revenue                                                   $    14,787,107         $    6,116,036
Cost of Sales                                                         9,392,762              5,599,511
                                                                ----------------        --------------
Gross Profit                                                          5,394,345                516,525
Selling and Administrative Expenses                                   3,410,645              2,302,937
                                                                ----------------        --------------
Pretax Operating Income/(Loss)                                        1,983,700            (1,786,412)
Other Income (Expense)                                                 (59,596)                 34,547
                                                                ----------------        --------------
Income/(Loss) Before Income Taxes and Minority Interest               1,924,104            (1,751,865)
Provision for Income Taxes                                               44,738                  (253)
                                                                ----------------        --------------
Net Income/(Loss) before Minority Interest                            1,879,366            (1,751,612)
Minority Interest                                                        33,200                     --
                                                                ----------------        --------------
Net Income/(Loss)                                                     1,912,566            (1,751,612)
Non-cash deemed dividend on Preferred Stock (1)                       (583,000)              (583,000)
Preferred Stock Dividend (2)                                          (123,507)              (123,507)
                                                                ----------------        --------------
Net Income/ Loss applicable to common shareholders
                                                                $     1,206,059     $      (2,458,119)
                                                                ===============         ==============
Diluted EPS                                                     $          0.09     $           (0.20)
                                                                ===============         ==============
Average Common Shares
Outstanding-fully diluted                                            13,846,541             12,552,698
                                                                ===============         ==============


(1) Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.
(2)      7% dividend on Series B redeemable convertible preferred stock.

About Integrated BioPharma Inc (INB)

     Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.



     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.